[Ship and Vanguard Logo appears here]
To:	Directors and Executive Officers of Pepco Holdings, Inc.
From:	The Vanguard Group
Date:	December 9, 2005
Re:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

The administration of the Pepco Holdings, Inc. (the "Company")'s savings plans (the "Plans") is moving to Vanguard. The conversion will require that a blackout period be imposed on participants' transactions. The blackout period will begin at 4 p.m., Eastern time, on Tuesday, January 10, 2006 and is expected to end during the week of January 15, 2006. During the blackout period, participants in the Plans will not have access to their accounts for loans, withdrawals, distributions, or investment changes, including investment changes involving the Company's common stock held in the Plans.

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, any director or executive officer of the Company is prohibited during the blackout period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her services as a director or executive officer.

Please note the following:
•	"Equity securities" is defined broadly to include the Company's common stock, options, and other derivatives.
•

Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•

Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer, selling Company stock acquired pursuant to such options and selling Company stock originally received as a restricted stock grant.

•	Exemptions from these rules generally apply for dividend reinvestment plans, sales required by law, and certain other "automatic" transactions.
•

Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identifications for all related purposes, such as tax reporting and disclosure requirements.

Over, please
Institutional Division Post Office Box 2900, Valley Forge, Pennsylvania 19482-2900 (800) 523-1036 • www.vanguard.com

For inquiries concerning either this notice or the blackout period, please contact:
Ellen Sheriff Rogers, Vice President and Corporate Secretary Pepco Holdings, Inc. 701 Ninth Street, NW Washington, DC 20068
Or call 202-872-3526.

The Vanguard Group and the ship logo are trademarks of The Vanguard Group, Inc. All other marks are the exclusive property of their respective owners.
© 2005 The Vanguard Group, Inc. All rights reserved. Vanguard Marketing Corporation, Distributor. 44008-29 122005